SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 19, 2001
                        (Date of earliest event reported)

                                  PAYCHEX, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                0-11330             16-1124166
        (State of incorporation)     (Commission         (IRS Employer
                                      File Number)        Identification Number)

            911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK          14625-0397
               (Address of principal executive offices)            (Zip Code)

                                 (585) 385-6666
              (Registrant's telephone number, including area code)

ITEM 9.  REGULATION FD DISCLOSURE

The registrant's press release dated December 19, 2001 is attached. This release announces the Company's results of operations for the second quarter ended November 30, 2001.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  PAYCHEX, INC.

Date:     December 19, 2001               /s/ B. Thomas Golisano
                                          -----------------------
                                          B. Thomas Golisano
                                          Chairman, President and
                                          Chief Executive Officer

Date:     December 19, 2001               /s/ John M. Morphy
                                          -----------------------
                                          John M. Morphy
                                          Vice President, Chief
                                          Financial Officer and
                                          Secretary

FOR IMMEDIATE RELEASE

         John M. Morphy, Chief Financial Officer or Jan Shuler 585-383-3406

         Access the Webcast of the Paychex, Inc. Second Quarter Earnings Release
             Conference Call scheduled for December 19, 2001 at 11:00 a.m. Eastern Standard Time at http://www.paychex.com at the Investor Relations home page.
         Paychex, Inc. news releases, current financial information, related
             SEC filings and Investor Relations presentation are accessible at the same Web site.

               PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS

ROCHESTER, NY, December 19, 2001 -- Paychex, Inc. (NASDAQ: PAYX) today announced net income of $68.7 million, or $.18 diluted earnings per share, for the quarter ended November 30, 2001, an 11% increase over net income of $62.1 million, or $.16 diluted earnings per share, for the same period last year. Total revenues were $233.0 million, a 12% increase over $208.1 million for the second quarter last year.

For the six months ended November 30, 2001, the Company reported record net income of $138.9 million, or $.37 diluted earnings per share, a 15% increase over $120.8 million, or $.32 diluted earnings per share, for the same period last year. Total revenues were $467.8 million, an increase of 14% over $412.0 million for the same period last year.

ECONOMIC CONDITIONS

The Company first experienced the effects of the recession during the first quarter of fiscal 2002, and these effects have heightened during the second quarter. In response to the declining economic conditions, the Federal Reserve has lowered the Federal Funds rate eleven times for a cumulative 475 basis point affect on interest rates. The short- and long-term effect of changing interest rates is disclosed in detail in the Company's financial statements and recent SEC filings, which are accessible at the Company's Web site.

After the effects of volatile interest rates, the most significant impact of a recessionary economy is lower checks per client as existing clients reduce the size of their work force. During the second quarter of fiscal 2002, the Company experienced a 4.3% decline in checks per client compared to 2.6% in the first quarter. During the recession of the early 1990's, the Company experienced an approximate 3% total reduction in checks per client.

Despite the above factors, income before taxes remained strong at 43% of revenues during the first half of the year compared with 42% for the same period last year. If the interest rates and checks per client conditions experienced in fiscal 2000 had prevailed through fiscal 2001 and the first half of fiscal 2002, net income growth in fiscal 2001 would have been approximately 25% compared with a reported 34% growth. Net income growth for the first half of fiscal 2002 would also have been approximately 25% compared with a reported 15%.

SERVICE REVENUES

For the quarter ended November 30, 2001, service revenues, which are comprised of the Payroll and Human Resource and Benefits product lines, were $217.5 million, an increase of 14% over $190.7 million for the prior year quarter. For the six months ended November 30, 2001, service revenues were $433.7 million, an increase of 15% over $377.2 million for the same period last year.

Payroll service revenue increased 13% to $188.5 million from $167.1 million for the prior year second quarter. For the six-month period, Payroll service revenue increased 14% to $377.9 million from $331.7 million for the prior year period. The increases in Payroll service revenue reflect growth in the client base, increased utilization of ancillary services and price increases. As of November 30, 2001, 84% of Paychex clients utilized Taxpay(Registered Trademark), the Company's tax filing and payment feature. The Company's Employee Pay Services, which includes Direct Deposit, Readychex(Service Mark) and Access Card products, was utilized by 55% of its clients. Major Market Services revenue increased 56% and 59% for the second quarter and six-month periods to $16.6 million and $32.2 million, respectively.

Human Resource and Benefits service revenue was $29.0 million, an increase of 23% over $23.6 million for the second quarter last year. For the six-month period, Human Resource and Benefits service revenue increased 22% to $55.8 million from $45.6 million for the prior year period. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company's comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 30% and 28% in the second quarter and six-month periods to $13.6 million and $25.9 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS

For the quarter ended November 30, 2001, interest on funds held for clients was $15.5 million, an 11% decrease from $17.4 million for the second quarter last year. For the six months ended November 30, 2001, interest on funds held for clients decreased 2% to $34.1 million from $34.8 million. The decreases are the result of lower interest rates earned in fiscal 2002 offset by net realized gains on the sale of available-for-sale securities and higher average portfolio balances. Net realized gains included in interest on funds held for clients were $2.2 million and $5.4 million for the second quarter and six-month periods of fiscal 2002 compared with net realized losses of $.1 million and $.2 million for the respective prior year periods.

OPERATING INCOME

For the quarter ended November 30, 2001, operating income was $91.1 million, a 9% increase over $83.4 million for the second quarter last year. For the six months ended November 30, 2001, operating income increased 14% to $184.8 million from $162.3 million in the prior year period. Combined operating and selling, general and administrative expenses increased 14% in the second quarter and 13% for the six-month period over the prior year periods. These increases reflect increases in personnel, information technology and facility costs necessary to support the growth of the Company.

INVESTMENT INCOME

Investment income for the quarter ended November 30, 2001 increased 37% to $8.2 million from $6.0 million in the second quarter of last year. Investment income for the six-month period increased 37% to $15.7 million from $11.5 million in the prior year period. The increases are due to net realized gains on the sale of available-for-sale securities and higher average daily invested balances offset by the impact of lower interest rates in fiscal 2002. Net realized gains included in investment income were $1.8 million and $2.8 million for the second quarter and six-month periods of fiscal 2002 compared with net realized losses of $.1 million and $.2 million for the respective prior year periods.


B. Thomas Golisano, Chairman, President and Chief Executive Officer of Paychex, said, "Given the significant decreases in interest rates and declining economic conditions, which continue to impact average checks per client, we are pleased with our results for the second quarter. During these challenging conditions, we remain focused on increasing our client base, utilization of ancillary services and controlling expenses. For fiscal 2002, we expect to produce record revenue and net income with revenue growth in the range of 9% to 11%."

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain written and oral statements made by Paychex, Inc. (the "Company") management may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as "we expect," "expected to," "estimates," "we look forward to," "would equate to," "projects," "projected to be," "anticipates," "we believe," "could be," and other similar phrases. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, general market and economic conditions, including demand for the Company's products and services, availability of internal and external resources, executing expansion plans, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers' compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company's operating facilities, computer technology, and communication systems; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company's investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company assumes no obligation to update this document for new information subsequent to its issuance.



                                  PAYCHEX, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

--------------------------------------------------------------------------------
                         For the three months ended     For the six months ended
                          November 30,  November 30,  November 30,  November 30,
                                  2001          2000          2001          2000
--------------------------------------------------------------------------------
Revenues:
  Service revenues            $217,509      $190,745      $433,685      $377,215
  Interest on funds held
   for clients                  15,479        17,353        34,117        34,766
--------------------------------------------------------------------------------
  Total revenues               232,988       208,098       467,802       411,981

Operating costs                 54,731        47,095       108,487        93,022
Selling, general and
 administrative expenses        87,174        77,578       174,470       156,708
--------------------------------------------------------------------------------
Operating income                91,083        83,425       184,845       162,251

Investment income                8,191         5,965        15,718        11,499
--------------------------------------------------------------------------------
Income before income taxes      99,274        89,390       200,563       173,750

Income taxes                    30,576        27,264        61,672        52,994
--------------------------------------------------------------------------------
Net income                    $ 68,698      $ 62,126      $138,891      $120,756
================================================================================

Basic earnings per share      $    .18      $    .17      $    .37      $    .32
--------------------------------------------------------------------------------

Diluted earnings per share    $    .18      $    .16      $    .37      $    .32
--------------------------------------------------------------------------------

Weighted-average common shares
 outstanding                    374,512      372,618       374,237       372,326
--------------------------------------------------------------------------------

Weighted-average shares
 assuming dilution              377,614      377,839       377,672       377,511
--------------------------------------------------------------------------------

Cash dividends per common
 share                        $     .11     $    .09      $    .20      $    .15
--------------------------------------------------------------------------------

(A) Certain amounts for the three- and six-month periods ended November 30, 2000 have been reclassified to conform to the current year presentation. In addition, the Company has changed its segment reporting from two segments to one segment in fiscal 2002.
(B) Further information on interest on funds held for clients and investment income can be found in the Company's SEC filings, including recent Form 10-Qs, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These SEC filings are accessible at the Company's Web site.




                                  PAYCHEX, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

--------------------------------------------------------------------------------
                                                  November 30,           May 31,
                                                          2001              2001
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                           $   96,290        $   45,784
Corporate investments                                  563,893           568,217
Interest receivable                                     24,646            28,281
Accounts receivable                                    112,911           100,640
Prepaid expenses and other current assets                8,330             7,306
--------------------------------------------------------------------------------
Current assets before funds held for clients           806,070           750,228

Funds held for clients                               1,841,370         2,041,045
--------------------------------------------------------------------------------
Total current assets                                 2,647,440         2,791,273

Property and equipment - net                           107,071            96,078
Intangible assets - net                                  9,316             9,612
Deferred income taxes                                       --             1,361
Other assets                                             8,713             8,872
--------------------------------------------------------------------------------
Total assets                                        $2,772,540        $2,907,196
================================================================================

LIABILITIES
Accounts payable                                    $   12,179        $   16,377
Accrued compensation and related items                  38,718            57,418
Deferred revenue                                         3,344             4,421
Accrued income taxes                                     3,196             9,783
Deferred income taxes                                   17,843             4,996
Other current liabilities                               15,203            19,282
--------------------------------------------------------------------------------
Current liabilities before client fund deposits         90,483           112,277

Client fund deposits                                 1,829,619         2,031,565
--------------------------------------------------------------------------------
Total current liabilities                            1,920,102         2,143,842
Long-term liabilities                                    5,866             5,512
--------------------------------------------------------------------------------
Total liabilities                                    1,925,968         2,149,354

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 600,000 authorized
  shares
  Issued:  374,740 at November 30, 2001 and
  373,647 at May 31, 2001                                3,747             3,736
Additional paid-in capital                             161,535           139,897
Retained earnings                                      665,145           601,142
Accumulated other comprehensive income                  16,145            13,067
--------------------------------------------------------------------------------
Total stockholders' equity                             846,572           757,842
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity          $2,772,540        $2,907,196
================================================================================

(A) The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $25.3 million at November 30, 2001 compared with $20.5 million at May 31, 2001. Intermediate-term interest rates have increased slightly since November 30, 2001 resulting in a decline in the unrealized gain position to approximately $16 million at December
    17, 2001.